Exhibit 99.1.2

For Release: April 30, 2008
Contact: Lisa Razo, Merchants Bank, at (802) 865-1838

Merchants Bancshares, Inc. Announces 2008 First Quarter Results

SOUTH BURLINGTON, VT--Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $2.66 million or diluted earnings per share of $0.44 for the quarter ended March 31, 2008. This compares with net income of $2.62 million or diluted earnings per share of $0.42 for the previous year. The return on average assets for the three months ended March 31, 2008 and 2007 were 0.88% and 0.93%, respectively. The return on average equity for the three months ended March 31, 2008 and 2007 were 13.83% and 15.05%, respectively.

"The first quarter produced solid results for our company" said Michael R. Tuttle, Merchants' President and CEO. "We continue to focus on growing banking relationships. This is reflected in our healthy increases in loans and deposits. Competitive pressures and the steep drop in short term rates have combined to challenge our margin, but overall balance sheet growth has allowed us to increase net interest income. Credit quality remains steady and we are actively monitoring risk across all asset classes."

Net interest income increased to $9.64 million from $9.51 million for the first quarter of 2008 compared to 2007. At the same time the net interest margin decreased by 20 basis points to 3.40% from 3.60% when comparing the first quarter of 2008 to the first quarter of 2007. Part of the margin compression is a result of a $40 million leveraged trade completed in the fourth quarter of 2007. This transaction, while contributing to the increase in net interest income dollars, reduced our net interest margin by approximately eight basis points when comparing the first quarter of 2008 to the same quarter in 2007. Although overall interest rates have been decreasing since the second half of 2007, the yield curve has continued to steepen and credit spreads on security purchases have widened somewhat in the current volatile market, providing opportunities to purchase high quality investments at attractive interest rates.

Leverage added during the first quarter consisted of a mix of 15 and 30 year agency mortgage backed securities ("MBS") and agency collateralized mortgage obligations ("CMO"). These purchases were funded in part by a sale of securities in early 2008. After the extraordinary interest rate decreases by the Federal Reserve Board in January 2008, we were able to take advantage of the steepened yield curve and market conditions, to increase credit quality and yield through the sale of $26.93 million in securities during the quarter. The securities sold were primarily corporate bonds and commercial mortgage backed securities. A pre-tax net gain of $82 thousand was recognized on the sale. The balance of the purchases was funded by $37.50 million in borrowings at an average cost of 3.31%.

Loans ended the first quarter of 2008 at $752.62 million, an increase of $21.11 million over December 31, 2007 balances of $731.51 million. The increase since December 31, 2007 is made up primarily of residential and commercial mortgages.

Nonperforming loans, after increasing in the second half of 2007, have decreased by $2.06 million since December 31, 2007. As compared to March 31, 2007, nonperforming loans increased by $4.66 million to $7.17 million at March 31, 2008. We recorded a $300 thousand provision for credit losses during both the first quarter of 2008 and the fourth quarter of 2007, and recorded no provision for the first quarter of 2007. The increased provision compared to the

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first quarter of 2007 was a result of the increased level of non-performing loans combined with overall growth in the loan portfolio. The allowance for loan losses was $8.31 million, 1.10% of total loans and 116% of nonperforming loans at March 31, 2008, compared to $8.00 million, 1.09% of total loans and 87% of nonperforming loans at December 31, 2007; and $7.03 million, 1.01% of total loans and 279% of nonperforming loans at March 31, 2007.

Deposits ended the quarter at $904.87 million, an increase of $37.43 million over year end balances of $867.44 million. Much of this growth occurred in the later part of the quarter; growth in quarterly average deposits for the first quarter of 2008 compared to the fourth quarter of 2007 was more modest at $4.44 million. As rates have moved down during 2008 depositors continue to seek higher yields causing ongoing shifts within product categories. Quarterly average savings, NOW and money market balances have decreased by $4.44 million when comparing the first quarter of 2008 to the fourth quarter of 2007 and quarterly average demand deposits have decreased $10.60 million during the same time frame; while quarterly average time deposits have grown $19.48 million during the same time period. The shift is more pronounced when comparing the first quarter of 2008 to the first quarter of 2007, quarterly average savings NOW and money market accounts have decreased $19.50 million over the last year while quarterly average time deposit balances have increased by $24.05 million over the same time period. Time deposits were 40.5% of total deposits at March 31, 2008 compared to 37.5% at March 31, 2007.

Total noninterest income increased $190 thousand to $2.24 million for the first quarter of 2008 from $2.05 million for the first quarter of 2007. Noninterest income excluding gains/losses on investment securities increased slightly to $2.16 million for the first quarter of 2008 compared to $2.09 million for the first quarter of 2007. Other noninterest income increased $76 thousand to $828 thousand for the first quarter of 2008 from $752 thousand for the first quarter of 2007; this increase is primarily attributable to increases in net ATM/debit card revenue.

Total noninterest expense decreased $57 thousand to $8.12 million for the first quarter of 2008 from $8.18 million for the first quarter of 2007. Occupancy expenses increased $94 thousand to $923 thousand for the first quarter of 2008 compared to 2007, a result of increased energy and snow removal costs. Equipment expense decreased $56 thousand to $629 thousand, a result of the timing of various projects and fixed asset additions. Legal and professional fees decreased by $63 thousand when comparing the first quarter of 2008 to 2007 and marketing expenses increased $120 thousand when comparing the first quarter of 2008 to 2007, a result of the timing of expenses. Other noninterest expenses decreased $218 thousand to $1.57 million for the first quarter of 2008 compared to 2007.

Mr. Michael Tuttle, Merchants' President and Chief Executive Officer; and Ms. Janet Spitler, Merchants' Chief Financial Officer, will host a conference call to discuss these earnings results at 9:30 a.m. Eastern Time on Friday, May 2, 2008. Interested parties may participate in the conference call by dialing (888) 428-4480; the title of the call is Earnings Release Conference Call for Merchants Bancshares, Inc. Participants are asked to call a few minutes prior to register. A replay will be available until noon on Friday, May 9, 2008. The U.S. replay dial-in telephone number is (800) 475-6701. The international replay telephone number is (320) 365-3844. The replay access code for both replay telephone numbers is 902416.

The continuing mission of Merchants Bank is to provide Vermonters with a state-wide community bank that blends a strong technology platform with a genuine appreciation for local markets. Merchants Bank fulfills this commitment through a branch-based system that includes 36 community bank offices and 44 ATMs throughout Vermont, Personal Bankers dedicated to top-quality customer service and streamlined solutions, including: Personal Checking and

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Savings with Free Checking for Life®, a low-cost Money Market Account, Free Online Banking and Bill Pay, Overdraft Coverage, Direct Deposit, Free Debit Card, and Free Automated Phone Banking; Business Banking with Business Online Banking and Bill Pay, Business Lines of Credit and Merchant Card Processing; Small Business Loans; Health Savings Accounts; Credit Cards; Flexible Certificates of Deposit; Vehicle Loans; Home Equity Credit; and Home Mortgages. Visit mbvt.com for more information. Merchants' stock is traded on the NASDAQ National Market system under the symbol MBVT. Member FDIC. Equal Housing Lender.

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. The forward-looking statements reflect Merchants' current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause Merchants' actual results to differ significantly from those expressed in any forward-looking statement. Forward-looking statements should not be relied on since they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Merchants' control and which could materially affect actual results. The factors that could cause actual results to differ materially from current expectations include changes in general economic conditions in Vermont, changes in interest rates, changes in competitive product and pricing pressures among financial institutions within Merchants' markets, and changes in the financial condition of Merchants' borrowers. The forward-looking statements contained herein represent Merchants' judgment as of the date of this report, and Merchants cautions readers not to place undue reliance on such statements. For further information, please refer to Merchants' reports filed with the Securities and Exchange Commission.

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Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(In thousands except share and per share data)

	03/31/08	12/31/07	03/31/07	12/31/06

Balance Sheets - Period End
Total assets	$1,271,259	$1,170,743	$1,141,178	$1,136,958
Loans	752,624	731,508	694,379	689,283
Allowance for loan losses ("ALL")	8,312	8,002	7,026	6,911
Net loans	744,312	723,506	687,353	682,372
Securities available for sale	428,196	361,512	315,253	333,958
Securities held to maturity	3,759	4,078	5,193	5,615
Federal funds sold and other short-term investments	22,100	20,100	66,000	42,000
Other assets	72,892	61,547	67,379	73,013
Deposits	904,866	867,437	890,706	877,352
Securities sold under agreement to repurchase and
other short-term debt	84,083	98,917	84,604	90,547
Securities sold under agreement to repurchase,long-term	54,000	41,500	20,000	20,000
Other long-term debt	67,655	62,117	48,782	53,863
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	62,794	4,846	5,488	4,880
Shareholders' equity	77,242	75,307	70,979	69,697
Balance Sheets - Quarter-to-Date Averages
Total assets	$1,202,467	$1,169,811	$1,127,651	$1,130,370
Loans	737,614	730,688	690,045	685,284
Allowance for loan losses	8,128	7,840	6,942	6,882
Net loans	729,486	722,848	683,103	678,402
Securities available for sale	374,471	340,598	331,462	352,393
Securities held to maturity	3,938	4,247	5,424	5,615
Federal funds sold and other short-term investments	26,634	38,227	44,917	26,815
Other assets	67,938	63,891	62,745	67,145
Deposits	878,847	874,406	874,777	864,966
Securities sold under agreement to repurchase and
other short-term debt	88,204	94,785	86,660	92,779
Securities sold under agreement to repurchase, long-term	50,099	35,646	20,000	20,000
Other long-term debt	74,651	60,811	50,273	55,778
Junior subordinated debentures issued to
unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	13,238	10,780	5,780	6,710
Shareholders' equity	76,809	72,764	69,542	69,518
Interest earning assets	1,142,657	1,113,760	1,071,848	1,070,107
Interest bearing liabilities	995,419	958,669	934,851	930,485
Ratios and Supplemental Information - Period End
Book value per share	$13.41	$13.05	$12.10	$11.87
Book value per share (1)	$12.73	$12.35	$11.50	$11.25
Tier I leverage ratio	7.95%	8.14%	8.29%	8.24%
Tangible capital ratio	6.07%	6.42%	6.20%	6.11%
Period end common shares outstanding (1)	6,066,367	6,096,737	6,174,980	6,196,328
Credit Quality - Period End
Nonperforming loans ("NPLs")	$7,169	$9,231	$2,515	$2,698
Nonperforming assets ("NPAs")	$7,169	$9,706	$2,773	$2,956
NPLs as a percent of total loans	0.95%	1.26%	0.36%	0.39%
NPAs as a percent of total assets	0.56%	0.83%	0.24%	0.26%
ALL as a percent of NPLs	116%	87%	279%	256%
ALL as a percent of total loans	1.10%	1.09%	1.01%	1.00%

(1)	This book value and period end common shares oustanding includes 307,965; 325,789; 310,649; and 323,038 Rabbi Trust shares for the periods noted above, respectively.

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Merchants Bancshares, Inc.
Financial Highlights (unaudited)
(In thousands except share and per share data)

	For the Three Months Ended
	March 31,		December 31,
	2008	2007	2007

Operating Results
Interest income
Interest and fees on loans	$11,566	$11,465	$11,987
Interest and dividends on investments	4,883	4,595	4,577
Total interest and dividend income	16,449	16,060	16,564
Interest expense
Deposits	4,516	4,448	4,551
Short-term borrowings	638	928	900
Long-term debt	1,657	1,170	1,485
Total interest expense	6,811	6,546	6,936
Net interest income	9,638	9,514	9,628
Provision for credit losses	300	--	300
Net interest income after provision for credit losses	9,338	9,514	9,328
Noninterest income
Trust Company income	505	487	506
Service charges on deposits	1,291	1,273	1,461
Gain (Loss) on investment securities	82	(37)	--
Equity in losses of real estate limited partnerships, net	(463)	(422)	(217)
Other noninterest income	828	752	879
Total noninterest income	2,243	2,053	2,629
Noninterest expense
Salaries, wages and employee benefits	4,029	3,936	3,976
Occupancy and equipment expenses	1,552	1,514	1,518
Legal and professional fees	583	646	653
Marketing expenses	404	284	298
Other real estate owned (OREO)	(10)	17	58
Other noninterest expense	1,566	1,784	1,645
Total noninterest expense	8,124	8,181	8,148
Income before provision for income taxes	3,457	3,386	3,809
Provision for income taxes	800	769	893
Net income	$ 2,657	$ 2,617	$ 2,916
Ratios and Supplemental Information
Weighted average common shares outstanding	6,084,785	6,187,399	6,112,689
Weighted average diluted shares outstanding	6,099,029	6,205,009	6,127,279
Basic earnings per common share	$ 0.44	$ 0.42	$ 0.48
Diluted earnings per common share	0.44	0.42	0.48
Return on average assets	0.88%	0.93%	1.00%
Return on average shareholders' equity	13.83%	15.05%	16.03%
Net interest rate spread	3.04%	3.24%	3.04%
Net interest margin	3.40%	3.60%	3.44%
Efficiency ratio (1)	63.22%	65.04%	62.45%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:	As of March 31, 2008, the Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $4.99 million.

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